Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Molycorp, Inc. of our report dated February 27, 2012 except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 3 “Capital Requirements and Liquidity”, as to which the date is August 16, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Molycorp, Inc.’s Current Report on Form 8-K dated August 16, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

August 16, 2012